Exhibit 99.1

Cargill, MGP Ingredients, National Starch and Penford settle high-amylose patent litigation

Wilmington, DE, September 15, 2006 - National Starch and Chemical Investment Holding Corporation, Penford Australia Limited and Penford Holdings Pty, Cargill, Incorporated and MGP Ingredients, Inc. announced today that they have amicably settled the litigation filed in United States District Court for the District of Delaware. In connection with the settlement, the parties entered into cross license arrangements respecting portions of their portfolios of high-amylose grain and resistant starch patents. The details of the arrangement are confidential.

About Cargill

Cargill is an international provider of food, agricultural and risk management products and services. With 149,000 employees in 63 countries, the company is committed to using its knowledge and experience to collaborate with customers to help them succeed. For more information please contact Bill Brady, Public Affairs, Cargill, Incorporated at Tel +1-(952)-742-6608

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. These include specialty proteins and starches for use in food and non-food applications, and food grade and fuel grade alcohol. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan., that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities. For more information please contact Steve Pickman, Vice President of Corporate Relations, MGP Ingredients, Inc. at Tel +1 (913) -367-1480 or email at Steve.pickman@mgpingredients.com

About National Starch and Chemical Company

National Starch and Chemical Company, a member of the ICI Group, is a worldwide manufacturer of adhesives, specialty polymers, electronic materials and specialty starches, with 2005 sales of $3.34 billion. National Starch is headquartered in Bridgewater, N.J. For more information please contact Martin Torbert, CBC, Director, Marketing Communications & PR at Tel +1-(908)-685-5185 or email at Martin.Torbert@nstarch.com

About Penford

Penford Corporation has been providing specialty natural-based ingredient systems for over a century. While rich in history, Penford owes much of its success to its modern technology and spirit of innovation. Penford’s reputation for high quality products reflects its dedication to excellence and customer service. Through customized formulation development, Penford is able to create solutions that meet the needs of its customers in numerous applications, including food products, papermaking and textiles. Penford has nine locations in the United States, Australia and New Zealand. For more information please contact Dr. Wallace H. Kunerth, Vice President and Chief Science Officer, Penford Corporation at Tel +1-(303)-649-1900 or email at wkunerth@penx.com